CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - JANUARY 2012

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (7,826.077 units) at December 31, 2011	$8,581,441
Additions of 70.968 units on January 31, 2012	80,004
Redemptions of (0.000) units on January 31, 2012	0
Offering Costs	(3,700)
Net Income (Loss) - January 2012	244,879

Net Asset Value (7,897.045 units) at January 31, 2012	$8,902,624

Net Asset Value per Unit at January 31, 2012	$1,127.34

Partners' Capital - Class B

Net Asset Value (237.712 units) at December 31, 2011	$224,041
Additions of 0.000 units on January 31, 2012	0
Redemptions of (0.000) units on January 31, 2012	0
Offering Costs	(96)
Net Income (Loss) - January 2012	6,851

Net Asset Value (237.712 units) at January 31, 2012	$230,796

Net Asset Value per Unit at January 31, 2012	$970.91

Partners' Capital - Class C

Net Asset Value (7,672.334 units) at December 31, 2011	$8,650,630
Additions of 237.756 units on January 31, 2012	275,012
Redemptions of (0.000) units on January 31, 2012	0
Offering Costs	(3,730)
Net Income (Loss) - January 2012	227,701

Net Asset Value (7,910.090 units) at January 31, 2012	$9,149,613

Net Asset Value per Unit at January 31, 2012	$1,156.70

Partners' Capital - Class D

Net Asset Value (562.483 units) at December 31, 2011	$539,985
Additions of 25.242 units on January 31, 2012	25,005
Redemptions of (0.000) units on January 31, 2012	0
Offering Costs	(233)
Net Income (Loss) - January 2012	17,436

Net Asset Value (587.725 units) at January 31, 2012	$582,193

Net Asset Value per Unit at January 31, 2012	$990.59

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$741,489
Change in unrealized	(171,396)

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	73,098
Interest Income (Loss)	165
Total income	643,356

Expenses:
Management fee	31,038
Performance fee	65,446
General Partner fee	15,519
Sales and brokerage fee	26,988
Operating expenses	7,498
Total Expense	146,489
Net Income (Loss) - January 2012	$496,867

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on January 31, 2012	$1,127.34
Net Asset Value per Unit on December 31, 2011	$1,096.52
Unit Value Monthly Gain (Loss) %	2.81%
Fund 2012 calendar YTD Gain (Loss) %	2.81%

Partners' Capital - Class B

Net Asset Value per Unit on January 31, 2012	$970.91
Net Asset Value per Unit on December 31, 2011	$942.49
Unit Value Monthly Gain (Loss) %	3.02%
Fund 2012 calendar YTD Gain (Loss) %	3.02%

Partners' Capital - Class C

Net Asset Value per Unit on January 31, 2012	$1,156.70
Net Asset Value per Unit on December 31, 2011	$1,127.51
Unit Value Monthly Gain (Loss) %	2.59%
Fund 2012 calendar YTD Gain (Loss) %	2.59%

Partners' Capital - Class D

Net Asset Value per Unit on January 31, 2012	$990.59
Net Asset Value per Unit on December 31, 2011	$960.00
Unit Value Monthly Gain (Loss) %	3.19%
Fund 2012 calendar YTD Gain (Loss) %	3.19%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Stephen C. Roussin
Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,
2012 began on a positive note, providing much needed relief to market participants across most sectors.  Improving global economic data, progress with the European sovereign debt crisis, and continued central bank support drove prices higher in many markets, with the notable exception of the U.S. Dollar.  The Fund's models were well positioned for these moves, recording gains in three of the four major sectors with fixed income and stock index futures leading the way.

Rising global bond prices in the U.S., Europe, and Japan drove returns, gaining approximately 1.8% for the Fund as yields continued to drop on further monetary easing.  Long positions in U.S. and European equity indices were the major source of return in the stock index sector, adding 1.2% to the Fund, as prices moved higher on positive global manufacturing data, improving sentiment in Europe, and the Fed’s pledge to keep interest rates low until 2014.  The foreign exchange sector was also profitable, driven by long positions in the commodity linked currencies of Australia and New Zealand.  Small losses were recorded in commodities as gains from a short position in natural gas were overcome by losses in agricultural products and metals.

We have placed great emphasis on the evolution and agility of the Fund's models, enhancing our ability to take advantage of trends across different time horizons.  The Fund’s systematic discipline has allowed it to stay engaged during difficult periods and maintain a steady risk posture to take advantage of opportunities as they have emerged, as was the case in January.

At its onset, 2012 appears to be different from the choppy markets of last year.  We recognize the renewed optimism and resulting trends apparent in global markets and hope that the rest of the year continues as it began.

Please do not hesitate to call us if you have any questions.
Sincerely,

Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.